UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2014

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16941 Keegan Avenue, Carson, CA 90746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0092

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 8, 2014, David G. Robson resigned as the Chief Financial Officer of U.S. Auto Parts Network, Inc. (the “Company”), effective September 19, 2014.

(c) In connection with Mr. Robson’ resignation, the Company appointed its current Controller, Michael Yoshida, age 60, as the Company’s Principal Accounting Officer and Interim Chief Financial Officer, effective September 19, 2014. Prior to his appointment as the Company’s Principal Accounting Officer and Interim Chief Financial Officer, Mr. Yoshida has served as the Controller of the Company since 2009. From August 2005 until August 2009, Mr. Yoshida served as the Vice President Finance and Controller for Hot Topic, Inc. and as the Senior Director of Finance and Controller for Bristol Farms from December 1998 until August 2005. Mr. Yoshida served as Chief Financial Officer, Vice President Finance at Farmers Market from May 1995 to December 1998. From 1984 to 1995, Mr. Yoshida held various accounting and finance positions with Ralphs Grocery Company and Irvine Ranch Farmers Market. Mr. Yoshida received his B.S. degree in Accounting from the University of Southern California and an M.B.A. from the California State University, Los Angeles and is a Certified Public Accountant.

In connection with Mr. Yoshida’s appointment as the Company’s Principal Accounting Officer and Interim Chief Financial Officer, Mr. Yoshida will receive a $5,000 per month salary increase while serving as the Company’s Principal Accounting Officer and Interim Chief Financial Officer, which will represent an annual base salary equal to $277,540.

On September 8, 2014, the Company issued a press release announcing Mr. Robson’s resignation and Mr. Yoshida’s appointment as its Principal Accounting Officer and Interim Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 8, 2014 of U.S. Auto Parts Network, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2014	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ SHANE EVANGELIST
Shane Evangelist Chief Executive Officer